Exhibit 99.1

One Corporate Center
Rye, NY 10580-1422
GAMCO Investors, Inc
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Jeffrey M. Farber
Executive Vice President and Chief Financial Officer
(914) 921-5147

For further information please visit
www.gabelli.com

Record 4th Quarter 2010 Fully Diluted Earnings of $0.99 Per Share
AUM at December 31, 2010 were a record $32.5 billion up over 23% from a year ago and 10% above September 30, 2010

Rye, New York, February 8, 2011 – GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) announced record fourth quarter 2010 earnings of $0.99 per fully diluted share versus $0.70 per fully diluted share in the fourth quarter 2009.  Net income was $26.9 million in the fourth quarter of 2010 compared to $19.4 million in the fourth quarter of 2009.  Assets Under Management (AUM) were a record $32.5 billion as of December 31, 2010, 23.4% higher than December 31, 2009 AUM of $26.3 billion and 10.2% above the September 30, 2010 AUM of $29.5 billion.

Revenues increased 22.4% to $95.4 million in the fourth quarter of 2010 from $78.0 million a year ago.  Included in our fourth quarter 2010 revenues were incentive fees of $24.8 million versus $21.0 million in the year ago quarter.  GAMCO earns incentive fees for certain institutional client assets; assets attributable to preferred issues for our closed-end funds; our GDL Fund (NYSE: GDL) and investment partnership assets.

Revenues for 2010 grew 28.5% to $280.4 million from $218.1 million in 2009 reflecting the increase in average assets under management.

Operating income before management fee was $34.2 million in the 2010 fourth quarter, 1.3% lower than $34.7 million in the 2009 fourth quarter (on a Non-GAAP basis, exluding the restricted stock awards (RSAs) acceleration, operating income before management fee was $40.0 million). Included in the fourth quarter of 2010 was $5.8 million in additional non-cash charges related to the acceleration of the vesting of RSAs granted in 2007 and scheduled to be amortized to expense in 2011 and 2012.  The acceleration reduced the fourth quarter of 2010 earnings by approximately $0.12 per fully diluted share.  Excluding this charge, operating income before management fee would have climbed 15.5% from the year ago quarter.

Net income rose 23.9% to $68.8 million or $2.52 per fully diluted share in 2010 versus net income of $55.5 million or $2.02 per fully diluted share for 2009.

The Company had gross adjusted cash and investments of approximately $584 million.  We had $158.6 million of debt (face value of $185.3 million) as well as noncontrolling interests of $30.6 million and mandatorily redeemable interests of $1.4 million at December 31, 2010.  Book value was $386.0 million or $14.27 per share at December 31, 2010 excluding noncontrolling interests.  During the fourth quarter of 2010 we declared and distributed dividends of approximately $82 million, consisting of $22.4 million ($0.80 per share) in cash and five year zero coupon subordinated debentures of $59.6 million (face value of $86.4 million or $3.20 per share).

Assets Under Management – Up 23.4% from December 31, 2009 and 10.2% above September 30, 2010

AUM were a record $32.5 billion as of December 31, 2010, 23.4% greater than December 31, 2009 AUM of $26.3 billion and 10.2% above the September 30, 2010 AUM of $29.5 billion.  Highlights are as follows:

-	Our open-end equity funds’ AUM were $11.3 billion on December 31, 2010, 32.8% higher than the $8.5 billion on December 31, 2009 and 12.9% above the $10.0 billion on September 30, 2010.

-
Our institutional and private wealth management business ended the quarter with $13.6 billion in separately managed accounts, up 21.4% from the $11.2 billion on December 31, 2009 and 9.7% higher than the September 30, 2010 level of $12.4 billion.

-	Our closed-end funds’ had AUM of $5.5 billion on December 31, 2010, climbing 18.7% from the $4.6 billion on December 31, 2009 and increasing 8.7% from the $5.0 billion on September 30, 2010.

-	Our investment partnerships’ AUM were $515 million on December 31, 2010 versus $305 million on December 31, 2009 and $466 million on September 30, 2010.

-
AUM in The Gabelli U.S. Treasury Money Market Fund, our 100% U.S. Treasury money market fund, ranked #3 by Lipper based on total return among 69 U.S. Treasury Money Market Funds for the twelve month period ended December 31, 2010, were $1.6 billion at December 31, 2010 unchanged from the $1.6 billion at September 30, 2010 and down slightly from the $1.7 billion at December 31, 2009.

-
We earn base fees and incentive fees for certain institutional client assets, assets attributable to preferred issues for our closed-end funds, our GDL Fund (NYSE: GDL) and investment partnership assets.  As of December 31, 2010, assets with incentive based fees were $3.7 billion, 32.1% higher than the $2.8 billion on December 31, 2009 and 23.3% above the $3.0 billion on September 30, 2010.  In general, most of these relationships have year-end measurement periods, therefore, our incentive fees are booked in the fourth quarter when the uncertainty is removed at the end of the annual measurement period.  Incentive fees recorded in the fourth quarter of 2010 and 2009 contributed $0.30 per share and $0.26 per share, respectively, after estimated direct costs and taxes.

The Gabelli U.S. Treasury Money Market Fund (Fund) ranked #3 out of 69 funds for the one-year period ended December 31, 2010, #1 out of 62 funds for the five-year period and #2 out of 45 funds for the ten-year period.  The rankings are based on total return over the length of the period.  Past performance is not indicative of future results.  Investment returns and yield will fluctuate. Income will be subject to federal income tax. An investment in the Fund is not guaranteed nor insured by the Federal Deposit Insurance Corporation or any government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.  During the respective periods, the Adviser has waived certain fees and reimbursed expenses.  Without such reimbursements or waivers, return and rankings would have been lower.

Investors should consider the investment objectives, risks, charges and expenses of the Fund carefully before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing.  You can obtain a prospectus by calling Gabelli & Company, Inc. at 1-800-GABELLI (1-800-422-3554), or by visiting http://www.gabelli.com.  Distributed by Gabelli & Company, Inc. One Corporate Center, Rye, NY 10580

Revenues

For the Quarter

Investment advisory and incentive fees for the fourth quarter 2010 were $81.4 million, an increase of 22.3% from the $66.6 million reported in the 2009 fourth quarter:

-	Open-end fund revenues for the fourth quarter 2010 were $27.3 million versus $21.3 million in fourth quarter 2009, an increase of 28.2% primarily due to higher average AUM.

-
Our closed-end fund revenues declined 2.6% to $22.6 million in the fourth quarter 2010 from $23.2 million in fourth quarter 2009.  The decline was primarily related to reduced incentive fee revenues of $3.3 million in 2010 as compared to $5.9 million in 2009 from GDL.

-
Institutional and private wealth management account revenues, which are based primarily upon beginning of quarter AUM, increased 44.7% to $27.2 million in fourth quarter 2010 from $18.8 million in fourth quarter 2009.  The increase was due to increased incentive fees of $5.4 million and increased average AUM due to appreciation.

-
Investment partnership revenues for fourth quarter 2010 were $4.3 million, an increase of 34.4% from the $3.2 million in fourth quarter 2009.  The primary reason for the increase was an increase of $0.8 million of incentive fee revenue.

Our institutional research services generated revenues of $4.6 million in the fourth quarter 2010, increasing 2.6% from $4.5 million in the fourth quarter 2009.

Open-end fund distribution fees and other income were $9.4 million for the fourth quarter 2010, an increase of $2.5 million or 35.9% from the prior year quarter of $6.9 million.

For the Year

Investment advisory and incentive fees for the year ended December 31, 2010 were $231.3 million, an increase of 29.4% from $178.7 million in the 2009 year:

-	Open-end fund revenues were $96.5 million for the year ended December 31, 2010 versus $73.0 million for 2009, an increase of 32.2% primarily due to higher average AUM.

-
Our closed-end fund revenues rose 15.1% to $49.6 million for the year ended December 31, 2010, from $43.1 million in 2009 on higher average AUM despite $2.6 million in lower incentive fees in 2010 as compared to 2009 from GDL.

-
Institutional and private wealth management account revenues, which are based primarily upon prior quarter-end AUM, increased 36.0% to $78.6 million for the year ended December 31, 2010 from $57.8 million for 2009.  In addition to increased average AUM, we earned $10.8 million in incentive fee revenue during 2010 up from $4.5 million in 2009.

-	Investment partnership revenues were $6.5 million, an increase of $1.8 million or 38.3% from $4.7 million in 2009. Traceable to a gain of $0.9 million of incentive fee revenue.

Institutional research services revenues were $16.6 million for the year ended December 31, 2010.

Open-end fund distribution fees and other income were $32.5 million for the year ended December 31, 2010, an increase of $9.8 million or 43.3% from the 2009 amount of $22.7 million.

Operating Income and Margin

Operating income before management fee was $34.2 million in the fourth quarter 2010, versus $34.7 million in the fourth quarter of 2009.  For the fourth quarter 2010, the operating margin before management fee was 35.8% on a GAAP basis and 41.9% on a non-GAAP basis, versus 44.4% in the fourth quarter of 2009.  The fourth quarter 2010 operating margin before management fee, excluding the impact of the $5.8 million charge that would have been taken in 2011 and 2012 and was accelerated to the fourth quarter of 2010, was 41.9% on a non-GAAP basis.

Operating income before management fee was $103.0 million for the year ended December 31, 2010, increasing $21.0 million, or 25.7%, from the 2009 amount of $82.0 million.  For the year ended December 31, 2010, the operating margin before management fee was 36.8% on a GAAP basis and 38.8% on a non-GAAP basis, versus 37.6% in the 2009 year.  The 2010 operating margin before management fee, excluding the RSA acceleration was 38.8% on a non-GAAP basis.

Other Income / (Expense)

Other income/(expense), net was $13.0 million in the fourth quarter 2010 versus breakeven in the prior year’s fourth quarter.  Investment income was higher by approximately $10.5 million while interest expense was lower by approximately $1.3 million.

Other income/(expense), net was $18.3 million for full year 2010 versus $15.7 million in the prior year.

Income Taxes

The effective tax rate for the fourth quarter 2010 was 35.1% compared to the 2009 fourth quarter’s effective rate of 37.6%.  The current period’s rate includes a reduction to liabilities for uncertain tax positions.

The effective tax rate for the year ended December 31, 2010 was 36.0% compared to 36.1% for the year ended December 31, 2009.

Investment Highlights

-
GAM GAMCO Equity fund was awarded Standard & Poor’s AAA Rating for the seventh consecutive year and is one of only three funds among the 69 in S&P’s U.S. Mainstream Equities peer group for non-U.S. mutual funds to receive the AAA rating.

Our investment team is especially honored by this S&P 500 AAA rating, which again underscores our research driven Private Market Value with a CatalystTM approach to “stock picking”.

The S&P AAA rating is a widely acknowledged measure of excellence, awarded only when, in S&P’s words:

“The fund demonstrates the highest standards of quality in its sector based on its investment process and management’s consistency of performance as compared to funds with similar objectives.”

In affirming the AAA rating for the fund, S&P said:

“Performance success from a consistent process applied by an experienced manager, results in the S&P AAA rating.”

The following are excerpted from the Standard & Poor’s AAA Report on GAM GAMCO Equity:

“Gabelli follows a bottom-up, value-driven approach, developed from Graham & Dodd.  The approach uses detailed fundamental analysis to highlight stocks that are currently undervalued, but have a reasonable probability of realising a private market value (PMV) through the intervention of a discernible catalyst.  The PMV is the value they believe an informed investor would be willing to pay for a company.  Catalysts can be a specific event or a range of circumstances with varying time horizons.

GAMCO’s team of 30 global equity analysts is structured along seven broad sector categories.  One of four senior analysts leads each group.  The analysts follow their sectors on a global basis.  Each analyst is responsible for gathering, arraying, and projecting company data for making investment decisions.  Experience in the team varies considerably.  The majority of the analysts are US-based with offices in London, Hong Kong and Shanghai.”

GAM GAMCO Equity fund has been sub-advised by GAMCO Asset Management Inc. for London UK based Global Asset Management (“GAM”) since the fund’s launch in October 1987.

We plan to enhance our position as a sub-advisor with other financial sponsors.

-
The GAMCO All Cap Value Composite returned 28.6% for 2010 as compared to 15.1% for the S&P 500 and 26.9% for the Russell 2000.  Since inception in October 1977, the GAMCO All Cap Value Composite has returned a compounded 17.2% gross and 16.3% net annual return as compared to 11.1% for the S&P 500 and 11.7% for the Russell 2000.

-	Nine of our open-end mutual funds have a 4 or 5-star three year Morningstar RatingTM. These nine funds represent $8.6 billion in AUM.

-
Our equity mutual funds continued to perform well as demonstrated by the January 3, 2011 Bank of America Merrill Lynch report on Asset Managers.  GAMCO’s equity mutual funds, on a total return asset-weighted basis, ranked in the top third of all public equity managers for 1, 3, 5 and 10 years as of December 31, 2010.

Business Highlights

-
In December 2010, Gabelli Funds, LLC started marketing a new closed-end fund, the Gabelli Natural Resources, Gold & Income Trust (NYSE: GNT), an income fund targeting an attractive monthly distribution using a call writing strategy on a portfolio composed primarily of equity securities of commodity related companies.  The offering raised $370 million and closed on January 26, 2011.  In connection with this offering we will record approximately $5 million for a one-time pre-tax charge in first quarter 2011.

-	GAMCO Strategic Value Fund, a Luxembourg SICAV was launched in accordance with the UCITS III regime. This launch allows us to reach both institutional and retail investors outside the U.S.

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On December 2, 2010, Gabelli & Company, Inc., our Institutional Research services subsidiary, held its 3rd Annual Best Idea Conference featuring management presentations from several companies considered by our equity research team to be top recommendations for 2011.  Many of the presenting companies have appeared on Gabelli & Company’s quarterly Focus Five report.

-	During the first quarter of 2011, Gabelli & Company, Inc. has several conferences scheduled, including our 21st annual Pump, Valve & Motor Symposium and our 3rd annual Movie Industry Conference.

-
As an update to the spin-off of Teton Advisors that we completed in March 2009, Teton as of December 31, 2010 had AUM of $820 million, and the class A common stock, which trades under the symbol, TETAA, closed at $8.85.  GBL shareholders received 14.93 shares of Teton for every 1,000 shares of GBL owned.  Since the spin-off Teton has paid out $1.35 per Teton share in dividends.

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On January 3, 2011, David M. Goldman joined the Company as Vice President, Corporate Development and General Counsel of Gabelli Funds, LLC, the adviser to GAMCO’s registered investment companies.  Mr. Goldman had been a Director at Deutsche Asset Management, Deutsche Bank’s Retail Asset Management Division, since 2008.  He initially joined Bankers Trust - Alex. Brown in Baltimore in 1998, prior to the acquisition by Deutsche Bank.  Mr. Goldman is a graduate of University of Maryland School of Law and holds an LLM from Georgetown University School of Law in Securities Regulation.  He completed his undergraduate studies at Indiana University in Bloomington with a B.S. in Accounting.

Financial Highlights

Redemption of Convertible Notes

On September 30, 2010, Cascade, the note’s holder, exercised its put option on the $60 million 6.5% convertible note with respect to the entire $60 million.  Subsequently, on October 13, 2010, we paid $60.1 million of principal and accrued interest to Cascade.  As a result, our only outstanding debt after October 13, 2010 is $99 million of the 5.5% senior notes due May 2013 and $59.6 million of zero coupon subordinated debentures due December 31, 2015, with a face value of $86.4 million.

Statement of Financial Condition – Liquidity and Flexibility

We ended the quarter with approximately $584 million in gross adjusted cash and investments versus $581 million at September 30, 2010 (after adjusting for the $60 million payment of the 6.5% convertible note on October 13, 2010) and $641 million at December 31, 2009.  This included approximately $89.4 million invested in The Gabelli Dividend & Income Trust, The GDL Fund and Westwood Holdings Group, as well as other investments of $12.9 million, all classified as available for sale securities.

We had adjusted cash and investments in securities, net of debt, noncontrolling interests and mandatorily redeemable shares, of $14.53 per share on December 31, 2010 compared with $16.93 per share on September 30, 2010 and $15.75 per share on December 31, 2009, reflecting the dividends declared and paid of approximately $82 million in the fourth quarter consisting of cash and debentures.  We caution that this non-GAAP metric, while correct from an accounting point of view, is not always the same as investors would view cash-on-hand.

Our liquid balance sheet provides access to financial markets and the flexibility to opportunistically add operating resources, repurchase stock and consider strategic initiatives, including acquisitions and lift-outs.  We have a BBB rating from Standard & Poor’s, which was affirmed in December 2010 and a Baa3 rating from Moody’s.

The Company’s shelf registration provides GAMCO with the flexibility of issuing any combination of senior and subordinate debt securities, convertible debt securities and common and preferred securities up to a total amount of $400 million.

Book value was $386.0 million or $14.27 per share on December 31, 2010 compared to $441.1 million or $16.18 per share on September 30, 2010 and $439.6 or $15.93 per share on December 31, 2009.  The reduction in book value includes the special dividend, consisting of cash and debentures, declared and paid in the fourth quarter of approximately $82 million.

Shareholder Compensation

Dividends

On November 5, 2010, our Board of Directors declared a special dividend of $4.00 per share, consisting of $0.80 per share in cash and $3.20 of principal per share in the form of a five-year, zero coupon debenture, to all of its Class A and Class B shareholders, payable on December 31, 2010 to shareholders of record on December 15, 2010.  In addition, a quarterly dividend of $0.03 per share was paid to all of its Class A and Class B shareholders, payable on December 28, 2010 to shareholders of record on December 14, 2010.  We returned $82.0 million in dividends, consisting of $22.4 million in cash and $59.6 million in debentures, having a face value of $86.4 million, during the fourth quarter of 2010.  $56.0 million in cash dividends were returned to shareholders during the fourth quarter of 2009.  We returned $109.0 million in dividends, consisting of $49.4 million in cash and $59.6 million in debentures during 2010 compared to $58.8 million in cash dividends during 2009.

GAMCO announced that on February 8, 2011 that its Board of Directors approved a quarterly dividend of $0.03 per share to all of its Class A and Class B shareholders, payable on March 29, 2011 to shareholders of record on March 15, 2011.

Share Repurchase and Stockholders’ Equity

From October 1, 2010 to February 8, 2011, the Company repurchased 273,503 of the Company’s shares at an average investment of $47.38 per share.

Since our IPO of six million shares at a price of $17.50 per share in 1999, we have returned $591 million to our shareholders.  We have repurchased 6.9 million shares at an average price of $40.33 per share for an investment of $278 million and paid cumulative dividends of $313.2 million or $12.27 per share.

Shares outstanding on December 31, 2010 were 27.1 million, down 0.7% from the 27.3 million on September 30, 2010 and 1.8% below the 27.6 million shares outstanding on December 31, 2009.  The decline in the outstanding shares from December 2009 to December 2010 primarily reflects repurchases.  Fully diluted shares outstanding for the fourth quarter of 2010 were 27.3 million, 6.2% lower than the fourth quarter 2009’s level of 29.1 million and 3.9% lower than the third quarter 2010’s level of 28.4 million, largely due to the convertible notes being redeemed by the Company early in the fourth quarter 2010.

At December 31, 2010, the Company had 123,100 RSAs outstanding.  During the fourth quarter of 2010, 315,600 RSAs fully vested.  On January 15, 2011, the compensation committee of the Board granted 195,900 RSAs to key staff members.

NOTES ON NON-GAAP FINANCIAL MEASURES

A.

(in millions, except per share data)	12/31/2010	9/30/2010	12/31/2009
Cash and cash equivalents	$167.8	$244.1	$400.5
Investments (trading)	266.7	195.2	113.8
Total cash and investments (trading)	434.5	439.3	514.3
Net amounts receivable from/(payable to) brokers	46.9	58.1	29.7
Adjusted cash and investments (trading)	481.4	497.4	544.0
Investments (available for sale)	102.3	143.9	96.7
Gross adjusted cash and investments	583.7	641.3	640.7
Less: Debt, noncontrolling interests and mandatorily redeemable shares	190.6	179.7	206.0
Total adjusted cash and investments	$393.1	$461.6	$434.7
Shares outstanding	27.1	27.3	27.6
Total adjusted cash and investments per share	$14.53	$16.93	$15.75

We believe adjusted cash and investments is a useful measure of the company’s liquidity for analytical purposes.

Net amounts receivable from/(payable to) brokers reflect cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period-end.

B.
Operating income before management fee expense is used by management for purposes of evaluating its business operations.  We believe this measure is useful in illustrating the operating results of GAMCO Investors, Inc. (the “Company”) as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.  The reconciliation of operating income before management fee expense to operating income is provided in Table VII.

C.	Incentive fees per share

	Fourth	Fourth	Fourth
(in thousands, except per share data)	Quarter 2010	Quarter 2009	Quarter 2008
Performance fee revenue	$24,839	$20,989	$743
Related expenses and taxes	16,629	13,410	488
Net income	$8,210	$7,579	$255

Incentive fees per share	$0.30	$0.26	$0.01

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.  We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995.  We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

The Company reported Assets Under Management as follows (in millions):

Table I: Fund Flows - 4th Quarter 2010
		Closed-end Fund
		distributions,		Market
	September 30,	net of	Net cash	appreciation/	December 31,
	2010	reinvestments	flows (a)	(depreciation)	2010
Equities:
Open-end Funds	$9,962	$-	$367	$923	$11,252
Closed-end Funds	5,033	(96)	95	439	5,471
Institutional & PWM - direct	10,172	-	(382)	1,215	11,005
Institutional & PWM - sub-advisory	2,218	-	70	349	2,637
Investment Partnerships	466	-	36	13	515
Total Equities	27,851	(96)	186	2,939	30,880
Fixed Income:
Money-Market Fund	1,644	-	(28)	-	1,616
Institutional & PWM	26	-	-	-	26
Total Fixed Income	1,670	-	(28)	-	1,642
Total Assets Under Management	$29,521	$(96)	$158	$2,939	$32,522
(a) Includes $95 million of shares issued for closed-end funds in at the market offerings.

Table II: Fund Flows - Full Year 2010
		Closed-end Fund
		distributions,			Market
	December 31,	net of	Net cash		appreciation/	December 31,
	2009	reinvestments	flows (a)		(depreciation)	2010
Equities:
Open-end Funds	$8,476	$-	$1,109		$1,667	$11,252
Closed-end Funds	4,609	(328)	397		793	5,471
Institutional & PWM - direct	9,312	-	(534)		2,227	11,005
Institutional & PWM - sub-advisory	1,897	-	190		550	2,637
Investment Partnerships	305	-	170	(b)	40	515
Total Equities	24,599	(328)	1,332		5,277	30,880
Fixed Income:
Money-Market Fund	1,721	-	(106)		1	1,616
Institutional & PWM	26	-	-		-	26
Total Fixed Income	1,747	-	(106)		1	1,642
Total Assets Under Management	$26,346	$(328)	$1,226		$5,278	$32,522
(a) Includes $397 million of shares issued for closed-end funds in at the market offerings.
(b) Includes $50 million invested by the Company in a new merger arbitrage fund.

Table III: Assets Under Management
	December 31,	December 31,	%
	2009	2010	Inc.(Dec.)
Equities:
Open-end Funds	$8,476	$11,252	32.8%
Closed-end Funds	4,609	5,471	18.7
Institutional & PWM - direct	9,312	11,005	18.2
Institutional & PWM - sub-advisory	1,897	2,637	39.0
Investment Partnerships	305	515	68.9
Total Equities	24,599	30,880	25.5
Fixed Income:
Money-Market Fund	1,721	1,616	(6.1)
Institutional & PWM	26	26	-
Total Fixed Income	1,747	1,642	(6.0)
Total Assets Under Management	$26,346	$32,522	23.4%

Table IV: Assets Under Management by Quarter
						% Increase/
						(decrease) from
	12/09	3/10	6/10	9/10	12/10	12/09	9/10
Equities:
Open-end Funds	$8,476	$9,153	$8,684	$9,962	$11,252	32.8%	12.9%
Closed-end Funds	4,609	4,766	4,470	5,033	5,471	18.7	8.7
Institutional & PWM - direct	9,312	9,904	8,988	10,172	11,005	18.2	8.2
Institutional & PWM - sub-advisory	1,897	2,059	1,935	2,218	2,637	39.0	18.9
Investment Partnerships	305	341	406	466	515	68.9	10.5
Total Equities	24,599	26,223	24,483	27,851	30,880	25.5	10.9
Fixed Income:
Money-Market Fund	1,721	1,727	1,579	1,644	1,616	(6.1)	(1.7)
Institutional & PWM	26	26	26	26	26	-	-
Total Fixed Income	1,747	1,753	1,605	1,670	1,642	(6.0)	(1.7)
Total Assets Under Management	$26,346	$27,976	$26,088	$29,521	$32,522	23.4%	10.2%

Table V

GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Three Months Ended December 31,
				% Inc.
	2010		2009	(Dec.)

Investment advisory and incentive fees	$81,407		$66,568	22.3%
Institutional research services	4,647		4,528	2.6
Distribution fees and other income	9,386		6,906	35.9
Total revenues	95,440		78,002	22.4

Compensation costs	45,095		30,803	46.4
Distribution costs	9,208		7,245	27.1
Other operating expenses	6,922		5,300	30.6
Total expenses	61,225		43,348	41.2

Operating income before management fee	34,215		34,654	(1.3)

Investment income	15,029		3,325	352.0
Interest expense	(1,991)		(3,325)	(40.1)
Other income/(expense), net	13,038		-	n/m

Income before management fee and income taxes	47,253		34,654	36.4
Management fee expense	4,645		3,467	34.0
Income before income taxes	42,608		31,187	36.6
Income taxes expense	14,945		11,727	27.4
Net income	27,663		19,460	42.2
Net income attributable to the noncontrolling interests	752		106	609.4
Net income attributable to GAMCO Investors, Inc.	$26,911		$19,354	39.0

Net income attributable to GAMCO Investors, Inc. per share:
Basic	$1.00		$0.71	40.8

Diluted	$0.99		$0.70	41.4

Weighted average shares outstanding:
Basic	26,851	(a)	27,256	(1.5)

Diluted	27,260		29,085	(6.3%)
Notes:
(a) Shares outstanding at December 31, 2010 were 27,053,361, including 123,100 RSAs.
See GAAP to non-GAAP reconciliation on page 16.

Table VI

GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Years Ended December 31,
				% Inc.
	2010		2009	(Dec.)

Investment advisory and incentive fees	$231,269		$178,713	29.4%
Institutional research services	16,600		16,715	(0.7)
Distribution fees and other income	32,511		22,686	43.3
Total revenues	280,380		218,114	28.5

Compensation costs	123,840		92,859	33.4
Distribution costs	31,048		24,339	27.6
Other operating expenses	22,450		18,948	18.5
Total expenses	177,338		136,146	30.3

Operating income before management fee	103,042		81,968	25.7

Investment income	30,296		28,983	4.5
Interest expense	(11,984)		(13,290)	(9.8)
Other income/(expense), net	18,312		15,693	16.7

Income before management fee and income taxes	121,354		97,661	24.3
Management fee expense	12,013		9,758	23.1
Income before income taxes	109,341		87,903	24.4
Income taxes expense	39,326		31,761	23.8
Net income	70,015		56,142	24.7
Net income attributable to the noncontrolling interests	1,223		609	100.8
Net income attributable to GAMCO Investors, Inc.	$68,792		$55,533	23.9

Net income attributable to GAMCO Investors, Inc. per share:
Basic	$2.55		$2.03	25.6

Diluted	$2.52		$2.02	24.8

Weighted average shares outstanding:
Basic	26,959	(a)	27,345	(1.4)

Diluted	28,348		28,214	0.5%
Notes:
(a) Shares outstanding at December 31, 2010 were 27,053,361, including 123,100 RSAs.
See GAAP to non-GAAP reconciliation on page 16.

Table VII
GAMCO INVESTORS, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	2010					2009
	1st	2nd	3rd	4th	YTD	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter	2010	Quarter	Quarter	Quarter	Quarter	Full-Year
Income Statement Data:

Revenues	$59,998	$62,499	$62,443	$95,440	$280,380	$43,359	$45,171	$51,582	$78,002	$218,114

Expenses	38,180	38,539	39,394	61,225	177,338	30,508	30,206	32,084	43,348	136,146

Operating income before
management fee	21,818	23,960	23,049	34,215	103,042	12,851	14,965	19,498	34,654	81,968

Investment income/(loss)	6,047	(6,708)	15,928	15,029	30,296	3,870	11,531	10,257	3,325	28,983
Interest expense	(3,292)	(3,406)	(3,295)	(1,991)	(11,984)	(3,234)	(3,435)	(3,296)	(3,325)	(13,290)
Other income/(expense), net	2,755	(10,114)	12,633	13,038	18,312	636	8,096	6,961	-	15,693

Income before management
fee and income taxes	24,573	13,846	35,682	47,253	121,354	13,487	23,061	26,459	34,654	97,661
Management fee expense	2,448	1,380	3,540	4,645	12,013	1,349	2,304	2,638	3,467	9,758
Income before income taxes	22,125	12,466	32,142	42,608	109,341	12,138	20,757	23,821	31,187	87,903
Income tax expense	8,294	4,401	11,686	14,945	39,326	3,988	7,133	8,913	11,727	31,761
Net income	13,831	8,065	20,456	27,663	70,015	8,150	13,624	14,908	19,460	56,142
Net income/(loss) attributable
to the noncontrolling interests	105	16	350	752	1,223	(62)	308	257	106	609
Net income attributable to
GAMCO Investors, Inc.	$13,726	$8,049	$20,106	$26,911	$68,792	$8,212	$13,316	$14,651	$19,354	$55,533

Net income attributable to
GAMCO Investors, Inc.
per share:
Basic	$0.50	$0.30	$0.75	$1.00	$2.55	$0.30	$0.49	$0.54	$0.71	$2.03

Diluted	$0.50	$0.30	$0.73	$0.99	$2.52	$0.30	$0.48	$0.53	$0.70	$2.02

Weighted average shares outstanding:
Basic	27,184	26,979	26,828	26,851	26,959	27,379	27,384	27,366	27,256	27,345

Diluted	28,148	27,219	28,364	27,260	28,348	27,386	27,508	27,505	29,085	28,214
Reconciliation of non-GAAP
financial measures to GAAP:
Operating income before
management fee	$21,818	$23,960	$23,049	$34,215	$103,042	$12,851	$14,965	$19,498	$34,654	$81,968
Deduct: management fee expense	2,448	1,380	3,540	4,645	12,013	1,349	2,304	2,638	3,467	9,758
Operating income	$19,370	$22,580	$19,509	$29,570	$91,029	$11,502	$12,661	$16,860	$31,187	$72,210
Add back RSA acceleration	-	-	-	5,797	5,797	-	-	-	-	-
Non-GAAP operating income	$19,370	$22,580	$19,509	$35,367	$96,826	$11,502	$12,661	$16,860	$31,187	$72,210

Operating margin before
management fee	36.4%	38.3%	36.9%	35.8%	36.8%	29.6%	33.1%	37.8%	44.4%	37.6%
Operating margin after
management fee	32.3%	36.1%	31.2%	31.0%	32.5%	26.5%	28.0%	32.7%	40.0%	33.1%
Non-GAAP operating margin before
management fee	36.4%	38.3%	36.9%	41.9%	38.8%	29.6%	33.1%	37.8%	44.4%	37.6%
Non-GAAP operating margin after
management fee	32.3%	36.1%	31.2%	37.1%	34.5%	26.5%	28.0%	32.7%	40.0%	33.1%

Table VIII
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	December 31,		December 31,
	2010		2009

ASSETS

Cash and cash equivalents (a)	$167,799		$400,528
Investments	388,357		220,057
Receivable from brokers	48,423		30,072
Other receivables	51,744		41,915
Other assets	16,088		15,237

Total assets	$672,411		$707,809

LIABILITIES AND EQUITY

Payable to brokers	$1,554		$395
Income taxes payable	22,900		8,523
Compensation payable	23,771		13,302
Securities sold short, not yet purchased	19,299		9,569
Accrued expenses and other liabilities	29,715		32,044
Sub-total	97,239		63,833

5.5% Senior notes (due May 15, 2013)	99,000		99,000
Zero coupon subordinated debentures (due December 31, 2015)	59,580	(b)	-
6% Convertible note (due August 14, 2011)	-		39,851
6.5% Convertible note (due October 2, 2018)	-		60,000
Total debt	158,580		198,851
Total liabilities	255,819		262,684

Redeemable noncontrolling interests	26,984		1,464

GAMCO Investors, Inc.'s stockholders' equity	386,028		439,618
Noncontrolling interests	3,580		4,043
Total equity	389,608		443,661

Total liabilities and equity	$672,411		$707,809

(a) At December 31, 2009, $62.3 million, was held in escrow for the Cascade Note and classified as cash and cash equivalents.
(b) The zero coupon subordinated debentures due December 31, 2015 have a face value of $86.4 million.

GABELLI/GAMCO FUNDS		Gabelli Funds Lipper Rankings as of December 31, 2010
		1 Yr - 12/31/09-12/31/10		3 Yrs - 12/31/07-12/31/10		5 Yrs - 12/31/05-12/31/10		10 Yrs - 12/31/00-12/31/10
		Percentile	Rank /	Percentile	Rank /	Percentile	Rank /	Percentile	Rank /
Fund Name	Lipper Category	Rank	Total Funds	Rank	Total Funds	Rank	Total Funds	Rank	Total Funds
Gabelli Asset; AAA	Multi-Cap Core Funds	8	59/816	18	125/712	4	20/594	11	29/277
Gabelli Value Fund; A	Multi-Cap Core Funds	1	7/816	19	129/712	11	65/594	20	55/277
Gabelli SRI; AAA	Multi-Cap Growth Funds	97	410/423	2	5/387	-	-	-	-
Gabelli Eq:Eq Inc; AAA	Equity Income Funds	28	78/282	26	62/243	18	35/198	13	13/107
GAMCO Growth; AAA	Large-Cap Growth Funds	89	757/857	77	577/753	66	418/634	84	323/384
Gabelli Eq:SC Gro; AAA	Small-Cap Core Funds	27	208/798	22	151/706	10	57/569	17	56/330
Gabelli Eq:Wd SCV; AAA	Small-Cap Core Funds	27	215/798	39	271/706	47	266/569	-	-
GAMCO Gl:Oppty; AAA	Global Large-Cap Growth	8	7/96	9	6/71	11	6/58	8	3/40
GAMCO Gl:Growth; AAA	Global Large-Cap Growth	28	27/96	30	21/71	26	15/58	42	17/40
GAMCO Gold; AAA	Precious Metal Funds	75	63/83	67	45/67	48	25/52	40	13/32
GAMCO Intl Gro; AAA	International Large-Cap Growth	5	11/236	11	21/199	36	56/158	48	46/96
Gabelli Bl Chp Val; AAA	Large-Cap Core Funds	56	596/1069	11	96/910	31	231/768	39	177/461
Gabelli Inv:ABC; AAA	Specialty Diversified Equity Funds	69	30/43	34	12/35	25	6/23	10	1/9
GAMCO Mathers; AAA	Specialty Diversified Equity Funds	80	35/43	50	18/35	71	17/23	50	5/9
Comstock Cap Val; A	Specialty Diversified Equity Funds	91	40/43	89	32/35	88	21/23	70	7/9
GAMCO Gl:Telecom; AAA	Telecommunications Funds	84	36/42	50	17/33	32	9/28	14	3/22
GAMCO Gl:Convert; AAA	Convertible Securities Funds	64	43/67	95	54/56	94	47/49	94	40/42
Gabelli Utilities; AAA	Utility Funds	21	17/81	2	1/75	15	10/66	21	10/48
787:Gabelli Merg&Acq; A	Mid-Cap Core Funds	100	405/407	53	182/345	63	171/274	-	-
Gabelli Capital Asset Fund	Distributed through Insurance Channel	1	1/248	15	32/214	2	3/171	10	6/62
% of funds in top half		50.0%		75.0%		73.7%		82.4%

Data presented reflects past performance, which is no guarantee of future results. Strong rankings are not indicative of positive fund performance. Absolute performance for some funds was negative for certain periods. Other share classes are available which may have different performance characteristics.

Lipper, a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments including mutual funds, retirement funds, hedge funds, fund fees and expenses to the asset management and media communities. Lipper ranks the performance of mutual funds within a classification of funds that have similar investment objectives.
Rankings are historical with capital gains and dividends reinvested and do not include the effect of loads. If an expense waiver was in effect, it may have had a material effect on the total return or yield for the period.

Relative long-term investment performance remained strong with approximately 50%, 75%, 74% and 82% of firmwide mutual funds in the top half of their Lipper categories on a one-, three-, five-, and ten-year total-return basis, respectively, as of December 31, 2010.

Investors should consider carefully the investment objective, risks, charges and expenses of a fund before investing. The Prospectus which contains more information about this and other matters, should be read carefully before investing. You can obtain a prospectus by calling 1-800 GABELLI. Distributed by Gabelli & Company. Other share classes are available that have different performance characteristics.

The inception date for the Gabelli SRI Green Fund was June 1, 2007. The inception date for the Gabelli Woodland Small Cap Value Fund was December 31, 2002. The inception date for the Gabelli Enterprise Mergers & Acquisitions Fund was February 28, 2001.